Exhibit 99.1

Sight Sciences Announces Successful $34 Million Patent Infringement Verdict

Against Alcon and its Hydrus Microstent for Microinvasive Glaucoma Surgery

MENLO PARK, Calif. – April 29, 2024 - (GLOBE NEWSWIRE) — Sight Sciences, Inc. (Nasdaq: SGHT) (“Sight Sciences”), an eyecare technology company focused on developing and commercializing innovative, interventional technologies that elevate the standard of care, today announced that it received a positive jury trial verdict of $34 million associated with the patent infringement case it filed on September 16, 2021 against Alcon Inc., Alcon Vision, LLC, Alcon Research, LLC, and Ivantis, Inc. (collectively, “Alcon”) in the U.S. District Court for the District of Delaware. Sight Sciences asserted that Alcon’s and Ivantis’ sale of the Hydrus® Microstent infringed three key patents.

The verdict was announced on Friday, April 26, 2024, following a five-day jury trial. The jury found that Alcon willfully infringed all three Sight Sciences’ asserted patents and awarded monetary damages for past infringement. The monetary damages are comprised of $5.5 million in lost profits and $28.5 million in royalty damages for sales of the Hydrus Microstent for the period from its commercial launch through trial. The patents at issue were U.S. Patent Nos. 8,287,482, 9,370,443, and 11,389,328. The judge has not yet ruled on any potential enhancement of damages associated with the willfulness verdict or other remedies. Cooley LLP represented Sight Sciences. This verdict is subject to appeal.

“Ever since Sight Sciences filed its first surgical glaucoma patent application in 2006, the Company has invested considerable capital in research and development to create new and innovative technologies, striving to pioneer novel treatments for chronic eye disease. Our commitment to these investments underscores our mission to expand patient access to transformative and interventional technologies, ultimately elevating the standard of care and enhancing patient outcomes,” said Paul Badawi, co-founder and CEO of Sight Sciences. “Over the past eighteen years, we have pioneered various important and proprietary microinvasive surgical glaucoma methods and devices, including intracanalicular scaffolding, bladeless goniotomy, ab interno canaloplasty, ab interno trabeculotomy, and combinations of these methods. Given the substantial investments we have made in our surgical innovations on behalf of our surgeon customers and glaucoma patients, we believe safeguarding our intellectual property portfolio is paramount, and we are pleased with the jury’s verdict. Our attention remains steadfast on equipping eye care providers with efficacious technologies and executing on our long-term growth strategy in surgical glaucoma and dry eye disease.”

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative and interventional solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System is an implant-free glaucoma surgery technology (i) indicated in the United States to reduce intraocular pressure in adult patients with primary open-angle glaucoma; and (ii) CE Marked for the catheterization and transluminal viscodilation of Schlemm’s canal and cutting of the trabecular meshwork to reduce intraocular pressure in adult patients with open-angle glaucoma. Glaucoma is the world’s leading cause of irreversible blindness. The SION® Surgical Instrument is a bladeless, manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. The Company’s TearCare® System is 510(k) cleared in the United States for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (“MGD”), enabling clearance of gland obstructions by physicians to address the leading cause of dry eye disease. The Company’s SION® Surgical Instrument is a manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. Visit sightsciences.com for more information.

Sight Sciences and TearCare are trademarks of Sight Sciences registered in the United States. OMNI and SION are trademarks of Sight Sciences registered in the United States, European Union and other territories. Hydrus is a registered trademark of Alcon Vision LLC.

For more information, visit www.sightsciences.com.

© 2024 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements are subject to considerable risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements herein include, without limitation, statements concerning the disposition of the patent infringement case and its impact on our business and financial condition, including the final determination of damages, the amount and timing of other remedies, and the outcome of any appeal. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although management believes these forward-looking statements are based upon reasonable assumptions at the time they are made, management cannot guarantee their accuracy or completeness. Forward-looking statements are subject to and involve risks, uncertainties and assumptions that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance, or achievements predicted, assumed or implied by such forward-looking statements. Some of the risks and uncertainties that may cause actual results to materially differ from those expressed or implied by these forward-looking statements are discussed under the caption “Risk Factors” in the Company’s filings with the SEC, as may be updated from time to time in subsequent filings. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this press release. Sight Sciences undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:

Philip Taylor

Gilmartin Group

415.937.5406

Investor.Relations@Sightsciences.com

Media contact:

pr@SightSciences.com